Exhibit 99.1

Park City Group Increases Net Income 53%, and Earnings Per Share 60%, for the Third Fiscal Quarter of 2023

Salt Lake City, UT – May 15, 2023 – Park City Group, Inc. (NASDAQ: PCYG), parent company of ReposiTrak, the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the third quarter of fiscal 2023 and year-to-date for the period ended March 31, 2023.

Third Quarter Financial Highlights:

●	Third quarter total revenue increased 6% to $4.8 million from $4.6 million.
●	Recurring revenue increased 6% for the quarter and represented 99.7% of total revenue.
●	Total quarterly operating expense decreased 2% to $3.3 million from $3.4 million.
●	Quarterly operating income increased 29% to $1.5 million from $1.2 million last year.
●	Quarterly GAAP net income increased 53% to $1.7 million from $1.1 million last year.
●	Quarterly net income to common shareholders was $1.5 million, up 61% from $0.9 million last year.
●	Quarterly EPS of $0.08, up 60% from $0.05 last year.
●	During the quarter, the Company repurchased 74,150 shares at an average price of $5.79 for a total of $429,271 during the quarter.

Fiscal Year-to-Date Financial Highlights:

●	Fiscal year-to-date revenue increased 6% to $14.3 million from $13.5 million.
●	Recurring revenue increased 7% year-to-date and represented 99.6% of total revenue.
●	Total year-to-date operating expense increased 2% to $10.4 million from $10.2 million.
●	Year-to-date operating income increased 19% to $3.9 million from $3.3 million last year.
●	Year-to-date GAAP net income increased 45% to $4.2 million from $2.9 million last year
●	Year-to-date net income to common shareholders was $3.8 million, up 53% from $2.5 million last year.
●	Year-to-date EPS of $0.20, up 54% from $0.13 last year.
●	Year-to-date cash from operations of $7.1 million, up 75% from $4.0 million last year.
●	Cash at March 31, 2023 was $22.9 million.

Randall K. Fields, Chairman and CEO of Park City Group commented, “I believe our financial performance speaks for itself. The results from our long standing, customer-centric strategy ensure our customers’ success with our services, while maintaining and deepening our relationship is driving growth. To that end, we have expanded our sales organization with the addition of senior customer relationship managers with deep, relevant and diversified industry experience, and augmented our senior management team, adding depth across virtually every functional area of the business. These additions have enabled us to solve real and important business problems for our customers. Solving those real problems for our customers is expanding our business.”

Mr. Fields continued, “Most of our growth is due to expanding the services to our existing customer network. However, we have added new customers and, importantly, we are already generating modest revenue from our ReposiTrak Traceability Network® (RTN), well ahead of schedule. We now have more than 3,000 grocery stores, about 1,100 suppliers and over 20 distribution centers committed to rolling out on our network, with just a fraction of the total suppliers onboarded. This represents about 8% of the retail grocery industry, just a small piece of the market we believe we will ultimately secure. We are now increasing our attention to other vertical markets affected by the FDA traceability rule, such as restaurants, and convenience stores.”

“Improved sales execution is facilitating an increase in cross-selling, which should accelerate our fiscal 2024 revenue growth,” added Mr. Fields. “Based on signed agreements already in-hand, we expect accelerated top-line growth to bring our growth rates in line with the 10-20% average we target, especially as the headwinds from de-emphasizing non-core revenue is largely behind us. With increasing benefits from the initial RTN revenue, we have growing confidence that fiscal 2024 will be a year of accelerating revenue growth and increased profitability.”

Third Fiscal Quarter Financial Results (three months ended March 31, 2023, vs. three months ended March 31, 2022):

Total revenue was up 6% to $4.82 million as compared to $4.56 million in the prior-year third quarter. Recurring revenue grew 6%. Total operating expense was $3.30 million, down 2% compared to $3.38 million last year, reflecting a 22% decrease in general and administrative expense, partially offset by investments in traceability and other growth initiatives. GAAP net income was $1.66 million compared to $1.09 million. Net income to common shareholders was $1.52 million, or $0.08 per diluted share, compared to $941,000, or $0.05 per diluted share.

Fiscal Year-to-Date Financial Results (nine months ended March 31, 2023, vs. nine months ended March 31, 2022):

Total revenue was $14.30 million, up 6% as compared to $13.47 million in the prior-year period. Total operating expense of $10.37 million was up 2% compared to $10.17 million last year. GAAP net income was $4.21 million compared to $2.91 million. Net income to common shareholders was $3.77 million, or $0.20 per diluted share, compared to $2.47 million, or $0.13 per diluted share.

Return of Capital:

In the third quarter, the Company repurchased 74,150 shares at an average price of $5.79 for a total of $429,271. The Company has approximately $9.8 million remaining on the $21 million total buyback authorization since inception.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). Quarterly cash dividends will be paid to shareholders on or about 45 days following each quarterly period with the June 30 dividend expected to be paid in August.

Balance Sheet:

The Company had $22.9 million in cash and cash equivalents at March 31, 2023, compared to $21.5 million at June 30, 2022. The Company had nothing drawn on its working line of credit as of March 31, 2023 compared to $2.6 million at June 30, 2022.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday, May 15, 2023

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13738568

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday, May 15, 2023, 7:15 p.m. ET

Replay Expiry: Thursday, June 15, 2023, 11:59 p.m. ET

Replay Pin Number: 13738568

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	March 31, 2023	June 30, 2022
Assets
Current Assets
Cash	$22,941,493	$21,460,948
Receivables, net of allowance for doubtful accounts of $168,699 and $206,093 at March 31, 2023 and June 30, 2022, respectively	2,242,187	3,165,200
Contract asset – unbilled current portion	285,474	649,433
Prepaid expense and other current assets	518,458	1,307,128
Total Current Assets	25,987,612	26,582,709

Property and equipment, net	1,128,022	764,517

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	50,988	82,934
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	325,493	368,512
Customer relationships	295,650	394,200
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	776,695	114,488
Total Other Assets	22,463,178	21,974,486

Total Assets	$49,578,812	$49,321,712

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$380,826	$690,638
Accrued liabilities	1,662,400	1,206,284
Contract liability – deferred revenue	1,562,774	1,555,143
Lines of credit	-	2,590,907
Operating lease liability – current	57,502	53,862
Notes payable and financing leases – current	219,262	-
Total current liabilities	3,882,764	6,096,834

Long-term liabilities
Operating lease liability – less current portion	278,401	321,818
Notes payable and financing leases – less current portion	200,770	-
Total liabilities	4,361,935	6,418,652

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at March 31, 2023 and June 30, 2022;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,350,765 and 18,460,538 issued and outstanding at March 31, 2023 and June 30, 2022, respectively	183,510	184,608
Additional paid-in capital	68,022,970	68,653,361
Accumulated deficit	(22,997,981)	(25,943,287)
Total stockholders’ equity	45,216,877	42,903,060
Total liabilities and stockholders’ equity	$49,578,812	$49,321,712

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022

Revenue	$4,824,101	$4,555,906	$14,295,091	$13,469,170

Operating expense:
Cost of services and product support	840,272	773,651	2,539,618	2,437,351
Sales and marketing	1,239,946	1,229,677	3,667,017	3,570,606
General and administrative	916,237	1,178,649	3,392,056	3,484,307
Depreciation and amortization	305,864	197,393	771,030	676,324
Total operating expense	3,302,319	3,379,370	10,369,721	10,168,588

Income from operations	1,521,782	1,176,536	3,925,370	3,300,582

Other income (expense):
Interest income	275,941	24,975	554,299	167,015
Interest expense	(9,771)	(13,919)	(52,481)	(20,120)
Unrealized (loss) on short term investments	35,068	(65,889)	(3,753)	(328,987)
Other gain (loss)	-	(5,649)	70,047	(88,730)
Income before income taxes	1,823,020	1,116,054	4,493,482	3,029,760

(Provision) for income taxes:	(160,000)	(28,038)	(280,006)	(122,859)
Net income	1,663,020	1,088,016	4,213,476	2,906,901

Dividends on preferred stock	(146,611)	(146,611)	(439,833)	(439,833)

Net income applicable to common shareholders	$1,516,409	$941,405	$3,773,643	$2,467,068

Weighted average shares, basic	18,394,000	19,019,000	18,408,000	19,255,000
Weighted average shares, diluted	18,751,000	19,422,000	18,702,000	19,579,000
Basic income per share	$0.08	$0.05	$0.20	$0.13
Diluted income per share	$0.08	$0.05	$0.20	$0.13

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$4,213,476	$2,906,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	771,030	676,324
Amortization of operating right of use asset	43,019	312,826
Stock compensation expense	315,216	320,199
Bad debt expense	1,200,000	391,667
Gain on disposal of assets	-	(24,737)
Loss on sale of property and equipment	-	107,820
(Increase) decrease in:
Accounts receivables	86,972	198,430
Long-term receivables, prepaids and other assets	655,391	(414,998)
Increase (decrease) in:
Accounts payable	(309,812)	26,210
Operating lease liability	(39,777)	(306,798)
Accrued liabilities	122,744	52,441
Deferred revenue	7,631	(213,321)
Net cash provided by operating activities	7,065,890	4,032,964

Cash flows from investing activities:
Sale of property and equipment	-	1,374,085
Capitalization of software costs	(769,243)	-
Purchase of property and equipment	(133,944)	(50,823)
Net cash provided by (used in) investing activities	(903,187)	1,323,262

Cash flows from financing activities:
Net (decrease) increase in lines of credit	(2,590,907)	(2,614,133)
Common Stock buyback/retirement	(981,194)	(5,212,452)
Proceeds from employee stock plan	92,728	109,177
Dividends paid	(993,037)	(439,833)
Payments on notes payable and capital leases	(209,748)	-
Net cash used in financing activities	(4,682,158)	(8,157,241)

Net increase (decrease) in cash and cash equivalents	1,480,545	(2,801,015)

Cash and cash equivalents at beginning of period	21,460,948	24,070,322
Cash and cash equivalents at end of period	$22,941,493	$21,269,307

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$264,486	$172,342
Cash paid for interest	$52,481	$21,607
Cash paid for operating leases	$53,015	$66,871

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$256,977	$234,447
Dividends accrued on preferred stock	$489,833	$439,833